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                                                                  EXHIBIT 10.53


                 FIRST AMENDMENT AND RESTATEMENT OF CONTINGENCY
                          FEE COMPENSATION ARRANGEMENT

         This First Amendment And Restatement is entered into as of the 1st day of April, 1998, by and between IMC MORTGAGE COMPANY, a Florida corporation (the "Company") and MITCHELL W. LEGLER ("Legler").

                                    Recitals

                  A. The Company and Legler (through his wholly owned professional association, Mitchell W. Legler, P.A.) entered into a transaction contingency fee arrangement as of October 25, 1996 which is reflected in the The Company/Legler-Transaction Contingency Fee Term Sheet attached to the minutes of the Company's board of directors meeting of that same date (the "Existing Agreement") which the parties wish to amend and restate as provided herein effective as to all Transactions (as defined below) which close after July 30th, 1997.

                  B. The amendment to the Existing Agreement is intended (i) to limit the amount of cash paid to Legler in any calendar year with respect to Transactions, (ii) to provide for payment of any additional amounts due to Legler under the existing arrangement to be made in unregistered shares of the Company's common stock (the "Common Stock"), (iii) to place an annual limit on the aggregate compensation (both cash and Common Stock) due under the Existing Agreement as modified hereby with respect to Transactions, (iv) to clarify the formula for calculation of the contingency fee, (v) incorporate the monthly retainer fee arrangement into the contract, and (vi) provide a term for the Agreement.

                  C. The Company acknowledges that Legler has been required to give up representation of a number of clients and to decline to accept new representations in order to have the resources available to address the legal needs of the Company.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the mutual benefits to be derived herefrom, the parties hereto agree that the matters set forth as recitals are true and correct and do further agree that the Existing Agreement is hereby amended and restated in its entirety as set forth herein:

                   1. Engagement. The Company has engaged Legler, and Legler has accepted the engagement (the "Engagement"), for Legler to perform the following duties as an independent contractor and not as an employee of the Company:


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                  A. General Counsel Duties. To provide the services of outside general counsel including performing legal work for the Company to the extent of Legler's expertise and to supervise legal work performed by other counsel to the Company including the supervision and training of the Company's employee attorneys as they exist from time to time; and

                  B. Acquisitions & Alliances Duties. To assume a lead role in negotiating and closing of transactions with other entities ("Targets") in the nature of acquisitions of assets, businesses, equity positions and Strategic Alliances (as defined below) as well as mergers, all as approved by The Company (the "Transactions"). A Strategic Alliance is a Transaction where The Company provides financing and/or other benefits for a minority interest (or options or warrants to obtain a minority interest) in a Target.

             2. Fees. Legler will be compensated for work hereunder as follows (collectively called "Compensation"):

                A. Base Retainer. For Legler's services in connection with Legler's Engagement as General Counsel, the Company will pay a retainer (the "Base Retainer") of $32,500 per month commencing April 1, 1998 and continuing during the Term; and

                B. Contingent Fee. For Legler's services in connection with Legler's Engagement in connection with Acquisitions and Strategic Alliances, for each Transaction a contingency fee (the "Contingent Fee") which is intended to provide an incentive for Legler to negotiate the most favorable transaction for The Company as a function of a Transaction's effect on (i) the increase in The Company's earnings per share ("EPS"), and (ii) the amount paid by The Company as a multiple of the Target's after tax earnings. The fee will be calculated by multiplying 6.45% times the "Incremental Value Increase" of The Company as a result of all Transactions the negotiation of which commenced on or after October 25, 1996. The Company will also reimburse Legler for out of pocket expenses incurred by Legler in connection with possible and completed Transactions.

                C. Time of Payment. The Base Retainer will be paid monthly. As to Transactions other than Strategic Alliances, the Contingent Fee will be paid in two installments: (i) the "Initial Contingent Fee Payment" will be paid within thirty days following the closing of a Transaction based on the Target's performance prior to the closing of the Transaction, and (ii) the Final Contingent Fee will be recalculated at the end of four full calendar quarters following the effective date of the closing of a Transaction based on actual post-closing performance and the balance, if any, of the Final Contingency Fee over the Initial Contingent Fee Payment will be paid within sixty days following the end of those four quarters. As to Strategic Alliances, the entire Contingent Fee will be paid within sixty days following the expiration of twelve full calendar quarters following the closing of a Strategic Alliance.


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                D. Incremental Value Increase. The parties agree that the
Incremental Value Increase is to be calculated as a function of the increase in The Company's earnings per share during the Calculation Period (as defined below) resulting from the earnings contribution of the business unit involved in the Transaction (the "Business Unit") with such earnings calculated as determined by The Company in good faith from time to time.

                E. Incremental Value Increase. The Incremental Value Increase from a Transaction is equal to the sum of the total net income increase derived from the Business Unit as described above (all calculations are determined based on the four quarters following the effective date of the Transaction as to the final payment [or twelve quarters as to a Strategic Alliance] and based on the four quarters prior to the initial closing for the Initial Contingent Fee Payment (the "Calculation Period") and on an after-tax basis:

                Net income contributed by the Business Unit being the sum of:
                  (i)  the actual net income generated by the Business Unit, and
                  (ii) the net income to be contributed to The Company if the loan volume of the Business Unit were to be securitized.

                F. Cap on Contingency Fee Payments. The parties agree that (i) the total cash compensation received by Legler in any calendar year as Contingent Fees pursuant to this Agreement (but not including other compensation to Legler including, without limitation, regular legal fees, retainer payments and payments to "gross-up" taxes on any Common Stock issued to Legler, called "Other Compensation") shall not exceed an average of $750,000 per year in any two calendar year periods (the "Cash Cap"), and (ii) the total cash and Common Stock received by Legler as Contingent Fees under this Agreement (but not including Other Compensation) in any calendar year will not exceed the lesser of
(i) an average of $1.3 million per year in any two calendar year periods, or
(ii) an amount equal to the total compensation (excluding compensation resulting from the exercise of stock options) paid to the lowest paid of the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (the "Total Cap"). All compensation due to Legler as Contingent Fees pursuant to this Agreement in any calendar year will be paid first in cash up to the Cash Cap and any fee in excess of that amount in any calendar year shall be paid to Legler in Common Stock up to the Total Cap. The Common Stock payable shall be issued to Legler with the number of shares of common stock issued to Legler (i) as to any shares issued for the initial payment being determined by dividing the compensation then due to Legler with respect to the Transaction in question (in excess of any cash paid with respect thereto) by the price per share by the average closing price for the Company's common shares on NASDAQ for the ten trading days preceding the closing of the Transaction in question, and (ii) as to any shares delivered on the first anniversary of each closing, at the closing price for the ten trading days ending on the fourth full quarter after the closing of the Transaction of the Company's shares on such anniversary date. In addition, to the extent the Company realizes a reduction in its income taxes payable as a result of the payment of the Common Stock, an amount equal to that actual reduction in income taxes will be paid to the Legler as an additional cash bonus to aid the Legler in paying the Legler's taxes created by such Common Stock.


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                  3.    Term of Engagement. The initial term of this Agreement
shall be effective as of October 25, 1996, (the "Commencement Date") and continue through December 31, 2001, subject to extension or earlier termination as otherwise set forth in this Agreement.

                        A. Termination of Engagement by the Company for Cause. The Company may terminate Legler's Engagement upon giving written notice thereof, if such termination is for "Cause" (as defined herein) and Cause is not cured by Legler within any available cure period provided below. Such notice must set forth in reasonable detail the facts underlying the claim of Cause. For the purposes of this Agreement, "Cause" shall be defined as any of the following, which act or omission is made or omitted by Legler without a reasonable belief that such act or omission would benefit the Company:

                             (1)  a default or breach by Legler of any of the
provisions of this Agreement materially detrimental to the Company which is not cured within fifteen (15) days following written notice thereof;

                             (2)  actions by Legler constituting fraud,
embezzlement or dishonesty which result in a conviction of a criminal offense not yet overturned on appeal;

                             (3)  actions by Legler in intentionally furnishing
materially false, misleading, or omissive information to the Company, its Board of Directors or any committee of the Board of Directors that is materially detrimental to the Company;

                             (4)  actions constituting a breach of the
confidentiality of the Business and/or trade secrets of the Company which is materially detrimental to the Company;

                             (5)  acts or omissions which constitute willful
failure to follow reasonable and lawful directives of the Company's Chief Executive Officer or President, which are consistent with Legler's Engagement and performance which is not cured within fifteen (15) days following written notice thereof.

Negligence in performance of legal services hereunder will not constitute Cause unless such actions constituted bad faith. If any conviction pursuant to Section 3(A)(2) above is overturned on appeal, Legler will be deemed to have been terminated without Cause as of the effective date of his earlier termination.

                        B. Termination Without Cause. The Company shall have the right to terminate this Legler's Engagement without Cause on thirty (30) days written notice, subject to payment by the Company of all amounts then due to Legler under this Agreement and payment of the Deferred Compensation described in Section 4 below. In such event, the Engagement of Legler will cease immediately upon the expiration of that period.


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                        C.   Termination by Legler.  Legler may terminate
Legler's Engagement upon thirty (30) days written notice after the occurrence of a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period. Such notice shall set forth in reasonable detail the facts underlying the default. If Legler terminates Legler's Engagement under this Section 3C, Legler shall be entitled to payment by the Company of all amounts then due to Legler under this Agreement and payment of the Deferred Compensation described in Section 4 below.

                        D. Termination by Legler Upon Change of Control. Legler may terminate Legler's Engagement Agreement upon thirty (30) days written notice at any time within six (6) months following the occurrence of a "Change of Control", but only prior to Legler's receiving a notice of termination by the Company for Cause. Upon such termination Legler shall be entitled to payment by the Company of all amounts then due to Legler under this Agreement and payment of the Deferred Compensation described in Section 4 below. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                             (1)   The acquisition by any person, entity or
"group" within the mean of ss. 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either the then outstanding equity interests in the Company or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors; or

                             (2)   If the individuals who serve on the Board of
Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, any person who becomes a director subsequent to the Commencement Date, whose election or nomination for election was approved by a vote of at least a majority of the directors then compiling the Incumbent Board, shall for purposes of this Agreement be considered as if such person was a member of the Incumbent Board; or

                             (3)   Approval by the Company's equity holders of
(i) a merger, reorganization or consolidation whereby the Company's equity holders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

                        E. Disability. In the event that M. Legler shall become mentally or physically disabled (as hereinafter defined) so as to be unable to fully perform his duties herein, for a period of three consecutive months of continuous Disability (hereinafter "Permanent Disability"), the Company shall have the right to immediately terminate Legler's Engagement. Upon termination, Legler shall receive the Deferred Compensation provided in Section 4 herein. Disability for the purposes of this Section shall mean the inability of Legler to perform his duties as described herein.


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                        F.   Automatic Extension.  The term of the Engagement
under this Agreement shall be automatically extended for successive three (3) year periods at the end of the initial and each extended term thereafter, unless either party provides written notice of termination to the other party at least six (6) months prior to the expiration of the initial or such extended term, respectively. In the event the Company terminates this Legler's Engagement or fails to renew Legler's Engagement under this Agreement or does not permit the automatic extension to occur at the end of any term hereof, Legler shall be entitled to receive the Deferred Compensation under Section 4 hereof.



                  4.    DEFERRED COMPENSATION.

                        A. When Due. Legler (or his estate as the case may be) shall be entitled to the Deferred Compensation as calculated below, to be paid in the event that Legler's Engagement is terminated for any of the following reasons: (i) death of Legler; (ii) termination by the Company without cause or for no reason pursuant to Section 3B, (iii) termination by Legler upon default by the Company pursuant to Section 3C, (iv) termination by Legler after a Change of Control pursuant to Section 3D; (vi) termination by the Company in the event of a Disability of Legler pursuant to Section 3E, or (vii) termination or failure to renew by the Company pursuant to Section 3F.

                        B. Amount. The Deferred Compensation shall be the amount which is equal to 150% of the highest Compensation received by Legler (and Mitchell W. Legler, P.A.) from the Company (including both Base Retainer and Contingency Fee) in any one of the three calendar years preceding the event giving rise to the need to calculate Deferred Compensation. The Deferred Compensation herein shall be deemed liquidated damages resulting from the Company's termination of this Agreement and shall be Legler's sole and exclusive remedy for any such termination. Deferred Compensation shall not be diminished or offset by reason of any earnings by Legler subsequent to the date of termination. The Deferred Compensation shall be the amount which is calculated as the greater of (i) the Base Retainer payments Legler would have received had his Engagement continued for the remaining term of this Agreement; or (ii) an amount equal to 150% of the highest compensation earned by M. Legler in any one of the past three calendar years (including both Base Salary and Contingent
Fee).

                        C. Payment of Deferred Compensation. Except as provided below, the Deferred Compensation shall be paid in monthly installments over the thirty-six (36) months following the event giving rise to a Deferred Compensation. If such termination is a result of the death of Legler, the initial Deferred Compensation payment shall be made within fifteen (15) days after the personal representative of Legler's estate notifies the Company that Letters of Administration have been filed in the probate proceeding. The Company shall have the option at all times during the term of this Agreement to maintain key man life insurance on Legler's life to cover the cost of any Deferred Compensation due to Legler. If such key man life insurance is maintained, and the Deferred Compensation is due as a result of M. Legler's death, the Deferred Compensation shall be paid 100% in cash upon M. Legler's death.


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                  5.    CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                        A. Confidentiality. Legler shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone, without the Company's prior written consent, any knowledge or information with respect to any confidential or secret aspect of the Business which if disclosed could reasonably be expected to have a material adverse affect on the Business, taken as a whole ("Confidential Information").

                        B. Ownership of Information. Legler recognizes that all Confidential Information and copies or reproductions thereof, relating to the Company's operations and activities made or received by Legler in the course of his employment are the exclusive property of the Company and Legler holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such Confidential Information, which if used by Legler outside the scope of the Engagement, could cause irreparable and continuing injury to the Business for which there may not be an adequate remedy at law.

                        C. Material Breach. Any material breach of the terms of this paragraph by Legler shall be deemed a material breach of this Agreement. Legler acknowledges that compliance with the provisions of this Section 6 is necessary to protect the goodwill and other proprietary interests of the Company and is a material condition of employment.

                  6. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, Legler covenants and agrees that during his Engagement and, for a period of eighteen (18) months after the end of the Engagement, regardless of the manner or cause of termination, except as limited in Section 6F below:

                        A. Restriction. M. Legler will not be an employee, agent, director, stockholder or owner (except of not more than a 5% interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firm, proprietorship, corporation, partnership, association, entity or venture primarily engaged in a similar business as the Business (a "Competing Business") within an area (the "Restricted Area") which is the continental United States.

                        B. Solicitation of Business. Legler will not initiate any contact with, call upon, solicit business from, sell or render services to any customer of the Company with respect to a Competing Business within the Restricted Area and Legler shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                        C. Solicitation of Employees. Legler will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant of any Competing Business within the Restricted Area or in any individual or representative capacity for solicit, directly or indirectly cause others to solicit the employment of any


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officer, sales person, agent, or other employee of the Company who has a base compensation rate of $50,000 or more (subject to a COLA Adjustment), for the purpose of causing said officer, sales person, agent or other person to terminate employment with the Company and be employed by such Competing Business.

                        D. Material Violation. A proven material violation of this Section 6 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 7 herein. Legler acknowledges and agrees that proof of more than one such personal solicitation by him, after due notice of the first alleged violation, of a customer or employee, shall constitute absolute and conclusive evidence that Legler has substantially and materially breached the provisions of this Agreement.

                        E. Other Employment. It is understood by and between the parties that the foregoing covenants set forth in Section 6 are essential elements of this Agreement, and that, but for the agreement of Legler to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by Legler shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action Legler may have against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these covenants.

                        F.     Defaults and Deferred Compensation.

                               (1)    Company Breach. If the Company breaches
any requirement of Section 4 ("Deferred Compensation") herein in addition to any other remedy to which Legler may be entitled, Company shall not be entitled to enforce the provisions of this Section 6. The provisions of this Section 6 shall not be imposed notwithstanding reinstatement of any benefits contained in
Section 5.

                               (2)    Legler Breach. If Legler breaches any
requirement of Section 7 herein, in addition to any other remedy to which the Company may be entitled, all of Legler's rights to receive any portion of the Deferred Compensation not already paid shall terminate. The right to receive unpaid Deferred Compensation will not be reinstated notwithstanding any cessation by Legler of his breach of Section 6.

                               (3)    Inapplicability of Restrictions. In the
event that Legler's Engagement is terminated due to a material breach by Company of its obligations or in the event of a termination of Legler's Engagement, without cause, the restrictions contained in Section 6 shall not be applicable to Legler.

                   7. REMEDIES. Legler hereby acknowledges, covenants and agrees that in the event of a material default or breach by Legler under Sections 5 or 6 of this Agreement:

                        A. Company may suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. Legler agrees that in the event of a violation or breach of Sections 5 or 6 of this Agreement, in addition to any other remedies available to it,


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Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, with the requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                        B. Any and all of Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which Company may have at law or in equity including, but not limited to, the right to monetary damages.

                   8. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, or Sections are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

                   9. SUCCESSORS. This Agreement shall be binding upon and inure to the successors and assigns of the parties hereto. Legler may assign rights to receive payments hereunder to any law firm by which he is employed from time to time including, without limitation, Mitchell W. Legler, P.A.

IN WITNESS WHEREOF, this agreement has been executed as of the day and year first above written.

                                           IMC MORTGAGE COMPANY


                                           By: /s/ George Nicholas
                                              ----------------------------------
                                              George Nicholas, Chairman


                                            /s/ Mitchell W. Legler
                                           -------------------------------------
                                           MITCHELL W. LEGLER


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